AMENDMENT NO. 2
TO
INVESTMENT SUB-ADVISORY AGREEMENT

         This AMENDMENT NO. 2 TO INVESTMENT SUB-ADVISORY
AGREEMENT is dated as of February 8, 2010, by and between THE
VARIABLE ANNUITY LIFE INSURANCE COMPANY, a Texas
Corporation (the "Adviser"), and SUNAMERICA ASSET MANAGEMENT
CORP. (the "Sub-Adviser").

W I T N E S S E T H:

         WHEREAS, VALIC and VALIC Company II ("VC II") entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

         WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated January 1, 2002 with respect to the Covered Funds; and

         WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the addition of the Small Cap Value Fund as a Covered Fund; and

         NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment.  Schedule A to the
Agreement is hereby amended to reflect the addition of the Small Cap Value Fund as a Covered Fund.
The revised Schedule A is attached hereto.  The Sub-
Adviser shall manage a portion of the Covered Funds and shall be compensated as reflected in Schedule A.

2.	Counterparts.  This Amendment may be executed in
two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.  Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

		4.	Miscellaneous.  Capitalized terms used but not
defined herein shall have the meanings 		assigned
to them in the Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.

THE VARIABLE ANNUITY LIFE 			SUNAMERICA
ASSET MANAGEMENT CORP.
INSURANCE COMPANY

By:	/S/ KURT W. BERNLOHR			By:	/S/
PETER A. HARBECK

Name:	Kurt W. Bernlohr			Name:	Peter A.
Harbeck

Title:	Senior Vice President				Title:
	President & Chief Executive Officer


SCHEDULE A

Effective February 8, 2010


Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by Sub-Adviser, and payable monthly:

    Covered Fund 		Fee

Money Market II Fund		0.075%

Small Cap Value Fund		0.50% on first $50 million
				0.40% over $50 million

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